Exhibit 99.2
Natural Gas Supply and Capacity Agreement
THIS AGREEMENT, effective as of the   23  th day of January, 2007, by and between First United Ethanol, LLC (hereinafter referred to as “FUEL”) and City of Camilla, a municipal corporation of the State of Georgia:
WITNESSETH:
WHEREAS, City of Camilla owns and operates a natural gas distribution system for the purpose of providing natural gas service to its citizens and customers; and
WHEREAS, City of Camilla is a member of the Municipal Gas Authority of Georgia (“MGAG”); and
WHEREAS, City of Camilla holds certain natural gas pipeline transportation rights with Southern Natural Gas Company (“Southern”); and
WHEREAS, FUEL is constructing and will operate a corn-based ethanol manufacturing facility in Mitchell County, Georgia (the “Plant”) and desires to purchase certain volumes of natural gas from the City of Camilla on a firm basis and any excess amount on an interruptible basis.
NOW, THEREFORE it is agreed by and between the parties as follows:
1.
NATURE OF SERVICE: FUEL shall purchase from the City of Camilla firm natural gas supplies in the amount of 10,595 MMBtu per day (“Firm Natural Gas Service”) at the price specified in Exhibit A to this Agreement. FUEL shall purchase all of its natural gas requirements from the City of Camilla.

2.	TERM AND START DATE: This Agreement shall be effective on the date indicated above, and shall have two separate operating periods:
a.
Test Operating Period: The “Test Operating Period” shall commence on the date the City of Camilla completes the installation of the necessary meter station equipment at FUEL’s facilities, but no later than March 1, 2008, and shall continue in full force and effect until FUEL provides 45 days’ written notice of its intent to begin the Commercial Operating Period, which shall begin no later than October 1, 2008.

b.
Commercial Operating Period: The “Commercial Operating Period” shall commence on the first day of the month following said 45 day notice period, but no later than October 1, 2008, and shall continue in full force and effect for a primary term of ten (10) years. This Agreement shall continue year to year thereafter unless and until terminated by either party upon not less than one-hundred eighty (180) days prior written notice delivered to the other party by certified mail.

3.	PRICE: The price of gas shall be calculated according to Exhibit A.
4.
FIRM NATURAL GAS SERVICE: Firm Natural Gas Service hereunder shall only be available during the Commercial Operating Period, and shall obligate FUEL to purchase from the City of Camilla 10,595 MMBtu per day of natural gas supply and capacity. The City of Camilla shall supply 10,595 MMBtu per day to FUEL, subject to the force majeure provisions identified in this Agreement. The first 10,595 MMBtu per day of gas consumed by FUEL shall be considered Firm Natural Gas Service and deemed as first through the meter.

5.
INTERRUPTIBLE NATURAL GAS SERVICE: The City of Camilla will provide interruptible natural gas service for all the nominated volumes during the Test Operating Period, and during the Commercial Operating Period for all the nominated volumes above its obligation to provide 10,595 MMBtu per day Firm Natural Gas Service (“Interruptible Natural Gas Service”). The City of Camilla will deliver all Interruptible Natural Gas Service volumes on a best efforts basis.

a.
Test Operating Period: During the Test Operating Period, FUEL’s request for Interruptible Natural Gas Service shall be with as much notice as possible, including monthly and weekly nominations, but in no event later than 8:00 a.m. ET the day before flow. For volumes for Saturday through Monday delivery, nominations shall be made no later than 8:00 a.m. ET on Friday, or for holiday periods on the last business day before such holiday period.

b.
Commercial Operating Period: During the Commercial Operating Period, FUEL’s nomination for Interruptible Natural Gas Service shall be with as much notice as possible, including monthly and weekly nominations, but in no event later than 8:00 a.m. ET the day before flow. For volumes for Saturday through Monday delivery, nominations shall be made no later than 8:00 a.m. ET on Friday, or for holiday periods on the last business day before such holiday period.

6.
FAILURE TO TAKE: If FUEL fails to take the Firm Natural Gas Service fixed volume during the Commercial Operating Period, including any and all planned or unplanned maintenance periods, or Interruptible Natural Gas Service nominated volume during the Test Operating Period or Commercial Operating Period, any costs incurred by the City of Camilla as a result of this failure to take, including but not limited to any costs incurred by the City related to the remarketing of any such volumes, will be passed through to FUEL at actual cost incurred.

7.
POINT OF DELIVERY AND PRESSURE: The delivery point hereunder shall be the outlet flange of City of Camilla’s measurement and regulation facilities located at the Plant located on FUEL’s property in Mitchell County, Georgia. The City of Camilla shall deliver all gas hereunder at a pressure of approximately 50 p.s.i.g.

8.
BILLING, INVOICING AND MEASUREMENT: The City of Camilla shall read the meter measuring the quantity of gas delivered, which is adjusted for the Btu content, to FUEL on or about the first and fifteenth day of each month. The City of Camilla shall thereafter render and deliver an invoice to FUEL at an address designated by FUEL usually within 3 days, which delivery may be evidenced by (i) signed receipt of the addressee given to the courier or postal service, or (ii) by confirmed facsimile transmission or electronic email, as the case may be. FUEL shall execute such authorization as maybe required to allow the City of Camilla to draft its bank account within one (1) day after such invoice is delivered. If FUEL fails to make payment as herein provided, a late penalty of two percent (2%) of the invoice amount will be assessed. Interest at the then effective prime interest rate plus one percent (1%), as published in the Wall Street Journal, shall accrue from the due date until the date of payment not to exceed the maximum rate of interest permitted by applicable law. In addition, if FUEL is delinquent in payment more than twice in any twelve (12) month period the City of Camilla may require a deposit, letter of credit or pre-payment. The City of Camilla will inspect and calibrate, if necessary, such meter at approximate six-month intervals. If the meter fails to register correctly, the amount of gas delivered during the period of such failure shall be determined and calculated by Southern’s corresponding gate station meter volumes. The meter shall be deemed to register correctly if the error is less than two percent (2%).

9.
DEFAULT: FUEL’s failure or refusal to comply with the terms hereof, or failure or refusal to pay any part of the amounts due hereunder shall subject FUEL to termination of gas deliveries by the City in its sole discretion. Default and termination of service pursuant to this paragraph shall not relieve FUEL of any obligation to pay or reimburse the city for any amounts due and owing. The City of Camilla shall hand deliver its termination notice to the Plant and will have the right to terminate service twenty-four (24) hours after such notice is so delivered, which delivery may be evidenced by signed receipt of the addressee given to the courier delivering such notice.

10.
BTU AND GAS COST ADJUSTMENTS: It is understood that the quantity of gas purchased by the City of Camilla shall be adjusted each month to reflect actual Btu content of such gas. Any such adjustment for actual Btu content shall be in the same proportion as the corresponding adjustment made by Southern, as applicable, for such gas transported to the City of Camilla. In addition, any necessary billing adjustments and/or pipeline adjustments will be billed within thirty (30) days after their discovery.

11.
GAS QUALITY: All physical properties of the gas sold and delivered to FUEL hereunder, including specific gravity, Btu content and physical impurities, shall be within the same limits prescribed by Southern, as applicable, for such gas transported to City of Camilla.

12.
FORCE MAJEURE: The City of Camilla’s obligations hereunder are subject to the limitations by reason of force majeure by either Camilla’s transporter, Southern Natural Pipeline, or Camilla’s gas supplier, Municipal Gas Authority of Georgia, or any force majeure occurrence within the City of Camilla. The term “force majeure” as employed herein shall mean acts of God; acts of the public enemy; war; catastrophe; strikes; lockouts or other industrial disturbances; earthquakes; fires; storms; floods; washouts; other natural disasters; civil disturbances; explosions; and other extraordinary events not within the control of the parties that directly affects the ability of the claiming party to perform its obligations hereunder. If the City of Camilla shall be unable in whole or in part to carry out any agreement on its part herein contained, the City of Camilla shall not be deemed in default during the continuance of such inability. The City of Camilla shall make reasonable efforts to avoid the adverse impact of force majeure and to resolve the event or occurrence once it has occurred in order to resume performance. The City of Camilla shall keep FUEL informed during any period of force majeure.

13.
HOLD HARMLESS: FUEL agrees to indemnify and hold the City of Camilla and its agents, employees, and officials harmless from and against any and all claims arising from claims for damages or loss on FUEL’s property, except to the extent such damage or loss was a result of the sole negligence of the City of Camilla or work of its representatives or agents.

14.	GOVERNING LAW: This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia.

15.
MODIFICATION/ASSIGNABILITY: Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, or otherwise modified except by an instrument in writing signed by the parties. The terms and provisions of this Agreement shall extend to and be binding upon the Parties, their respective heirs, successors, assigns and legal representatives; provided, however, neither Party shall assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.	EXHIBIT: Exhibit A attached hereto constitutes a part of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names and on their behalves by their proper officers or officials thereunto duly authorized as of the day and year written below.

CITY OF CAMILLA

Name:	Alfred J. Powell, Jr.

	Sign:	/s/ Alfred J. Powell, Jr.

Title:	Mayor

	Date:	01/26/2007

FIRST UNITED ETHANOL, LLC

Name:	Anthony J. Flagg

	Sign:	/s/ Anthony J. Flagg

Title:	CEO

	Date:	1-23-07

EXHIBIT A
NATURAL GAS SUPPLY AND CAPACITY AGREEMENT
BETWEEN
FIRST UNITED ETHANOL, LLC (FUEL)
AND
CITY OF CAMILLA, GEORGIA
A.	Gas Pricing for Firm Natural Gas Service Volumes:
1.	Firm Demand Capacity Charges:
10,595 MMBtu per day of firm capacity will be allocated and charged to FUEL. A fixed demand charge of $0.5324 x 10,595 x (days in the month) for ten (10) years will be billed to FUEL regardless of gas consumed. In the event of a force majeure event, these fixed charges incurred by the City of Camilla will still be charged to FUEL.
2.	Commodity Price:
The price per MMBtu payable hereunder for firm volumes delivered each month shall be the price identified under the heading “Henry Hub” as published in the first of the month edition of Platt’s “Inside FERC’s Gas Market Report”. In the event such index price is unavailable, or such index price is no longer representative of the market, the firm commodity price shall be derived from a mutually agreed upon replacement or substitute publication, or in the event that a substitute or replacement publication is not available, by some other mutually agreed methodology.
3.	Pipeline Fuel Cost:
The rate for pipeline fuel retention for firm volumes delivered under this agreement shall reflect the actual applicable rate of Southern’s net percentage of fuel retained as allowed for in its tariff. Currently, the fuel retention for a backhaul in Zone 3 is 0.5%.

4.	Firm Pipeline Transportation Charges:
The rate for pipeline transportation of the firm volume delivered under this agreement shall reflect the actual applicable firm transportation rate in Southern’s tariff including all applicable surcharges. Currently, the pipeline firm transportation for Zone 3 is $0.01. In addition, the current pipeline surcharges for firm transportation for Zone 3 total $0.018.
5.	Local Distribution & MGAG Charges:
The distribution fee and MGAG charges shall be $0.28 per MMBtu for all firm volumes delivered under this agreement.
B.	Gas Pricing for Interruptible Natural Gas Service Volumes:
1.	Commodity Price:
The price per MMBtu payable hereunder for interruptible volumes delivered each month shall be the daily index price identified under the heading “Southern Natural Gas” as published in Platt’s “Gas Daily”. In the event such index price is unavailable, or such index price is no longer representative of the market, the interruptible commodity price shall be derived from a mutually agreed upon replacement or substitute publication, or in the event that a substitute or replacement publication is not available, by some other mutually agreed methodology.
2.	Pipeline Fuel Cost:
The rate for pipeline fuel retention for interruptible volumes delivered under this agreement shall reflect the actual applicable rate of Southern’s net percentage of fuel retained as allowed for in its tariff. Currently, the fuel retention for Zone 0 to Zone 3 is 1.78%.

3.	Interruptible Pipeline Transportation Charges:
The rate for pipeline transportation of the interruptible volumes delivered under this agreement shall reflect the actual maximum effective interruptible transportation rate for Zone 0 to Zone 3 deliveries as published in Southern’s tariff including all applicable surcharges
4.	Local Distribution & MGAG Charges:
The distribution fee and MGAG charges shall be $0.28 per MMBtu for all interruptible volumes delivered under this agreement.
C.	Taxes:
All applicable taxes incurred by the City of Camilla, excluding any income taxes, shall be added for all volumes delivered under this agreement.
D.	Inflation/Deflation:
The rates, fees, and charges provided for in Paragraphs A-5 and B-4 hereunder may be adjusted in City’s sole discretion, with respect to inflationary or deflationary factors, if any, affecting the provision of service hereunder, but not more than 3% annually or the annual changes in the Consumer Price Index, whichever is greater, provided however, that there shall be no such adjustment in the first three (3) years of this Agreement.